UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________
FORM 8-K
 ________________________
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 16, 2021
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LKQ CORPORATION
(Exact name of registrant as specified in its charter)
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Delaware		000-50404	36-4215970
(State or other jurisdiction of incorporation or organization)		(Commission File Number)	(IRS Employer Identification No.)

500 West Madison Street,	Suite 2800
Chicago,	Illinois		60661
(Address of principal executive offices)			(Zip Code)
Registrant's telephone number, including area code: (312) 621-1950
N/A
(Former name or former address, if changed since last report)

 ________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	LKQ	NASDAQ	Global Select Market
Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On February 16, 2021, the Compensation Committee of the Board of Directors of LKQ Corporation (the "Company") held a meeting to, among other matters, review the achievement by the Company of the performance goals relating to executive officer incentive compensation for the period ended December 31, 2020. The Compensation Committee approved the modifications to 2020 executive officer compensation as described below.
1.In previous years, annual bonuses were calculated as a percentage of the participant’s weighted average base salary during the calendar year. In 2020, the base salaries of certain employees of the Company (including all executive officers) were reduced as part of the cost reduction program in response to the disruption to the Company’s business from the COVID-19 pandemic. Additionally, the routine annual salary adjustments, which normally become effective in April of each year, were deferred for approximately four months in 2020 as a further cost reduction measure. For purposes of calculating the 2020 annual bonus payment, the Compensation Committee approved the use of each participant’s 2020 year-end base salary amount instead of the participant’s weighted average 2020 base salary. This modification was applied across the employee population participating in the annual bonus program, including the executive officers. The Compensation Committee’s decision was based on, among other factors, the success of the Company in navigating the business through the challenging business environment presented by the COVID-19 pandemic, including significant cost reductions, materially improved cash flow generation, and enhanced profitability.
2.The annual bonus of Mr. Arnd Franz, who heads our European operations, is based largely on the performance of the European segment (80%) and partially on the consolidated results of the Company as a whole (20%). In August 2020, the Compensation Committee approved a modification to the annual bonus performance goals for all participating employees except the executive officers, to provide participants a fair opportunity to earn an annual bonus after the significant business disruption caused by the COVID-19 pandemic. The August 2020 modification gave participants an opportunity to earn the greater of (a) the bonus payout under the original terms approved in February 2020, and (b) the bonus payout based on the achievement of revised performance goals for the year to take into account the effects of the pandemic with a maximum payout capped at the original bonus target amount. Based on the European segment’s financial results for the year ended December 31, 2020, the European participants, with the exception of one small business unit, earned a bonus payout of 100% of target based on the revised performance goals and cap. Due in part to a desire to treat the vast majority of participants in the European bonus program consistently and also to recognize Mr. Franz’s leadership of the European segment with respect to, among other things, the progress on its 1 LKQ Europe program, achieving second half 2020 margin results better than projected, and the health and safety of the European employees, the Compensation Committee decided that the 80% European component of Mr. Franz’s 2020 annual bonus would be based on the revised performance goals, subject to the maximum payout of 100% of target for such component.
3.The Company’s cash long term incentive award for the three-year performance period ended December 31, 2020 had three performance goals: adjusted earnings per share (weighted 42.5%), average organic parts and services revenue growth (weighted 42.5%), and average return on equity (weighted 15%). The Compensation Committee recognized that organic parts and services revenue had grown during the first two years of the 2018 – 2020 performance period, before the mobility restrictions imposed by governments across the globe in response to the COVID-19 pandemic significantly affected the business. Owing to the disruption caused by the COVID-19 pandemic, the Compensation Committee modified the average organic revenue growth goal for all participants in the cash long term incentive program, including the executive officers, (a) from a three year average to a two-year average based on 2018 and 2019 results and (b) by reducing by 33% the payout relating to the average organic revenue growth goal to eliminate the portion of the payout with respect to the year excluded from the calculation of the average. The 2018 – 2020 three-year average organic revenue growth was (1.0)%; the 2018 – 2019 two-year average organic revenue growth was 2.4%. Based on the modified calculation for average organic parts and services revenue growth, along with the calculations of adjusted earnings per share and average return on equity for the three-year period, participants in the cash long term incentive program will receive a payout approximately equal to 59% of the target amount.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: February 22, 2021

LKQ CORPORATION

By:	/s/ Victor M. Casini
Victor M. Casini
Senior Vice President, General Counsel and Corporate Secretary